Exhibit 99.41

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

These securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) (the “United States”) and may not be offered, sold or delivered, directly or indirectly, in the United States except as permitted by the Underwriting Agreement (as defined below) and pursuant to an exemption from registration under the U.S. Securities Act and applicable U.S. state securities laws. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in the United States. See “Plan of Distribution”.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Village Farms International, Inc., at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3 (telephone: (407) 936-1190, ext. 340), and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	December 15, 2017

VILLAGE FARMS INTERNATIONAL, INC.

$13,500,000

2,500,000 Common Shares

This short form prospectus (this “Prospectus”) qualifies the distribution to the public (the “Offering”) of 2,500,000 common shares (the “Offered Shares”) of Village Farms International, Inc. (the “Company”) at a price of $5.40 per Offered Share (the “Offering Price”).

The Company is a corporation incorporated under the Canada Business Corporations Act (the “CBCA”).

The outstanding common shares of the Company (the “Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “VFF” and are also listed on the OTCQX International marketplace (the “OTCQX”) under the trading symbol “VFFIF”. On December 1, 2017, the last trading day prior to the public announcement of the Offering, the closing price of the Shares on the TSX and the OTCQX was $5.90 and US$4.6339 per Share, respectively. On December 14, 2017, the last trading day prior to the date of this Prospectus, the closing price of the Shares on the TSX and the OTCQX was $6.36 and US$4.9684 per Share, respectively.

The TSX has conditionally approved the listing of the Offered Shares on the TSX. Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before March 8, 2018.

Price: $5.40 per Offered Share

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)
Per Offered Share	$5.40	$0.324	$5.076
Total Offering	$13,500,000	$810,000	$12,690,000

Notes:

(1)	Upon closing of the Offering, the Company will pay the Underwriters a cash commission equal to 6% of the gross proceeds of the Offering (the “Underwriters’ Fee”). See “Plan of Distribution”.

(2)	Before deducting the expenses of the Offering, estimated to be $290,000, which, together with the Underwriters’ Fee, will be paid from the proceeds of the Offering.

Beacon Securities Limited (the “Lead Underwriter”), as lead underwriter and sole bookrunner, and Echelon Wealth Partners Inc. (collectively with the Lead Underwriter, the “Underwriters”) have severally agreed to purchase the Offered Shares from the Company at a price of $5.40 per Offered Share, subject to the terms and conditions of the underwriting agreement described under “Plan of Distribution”. The Offering Price was determined by negotiation between the Company and the Underwriters.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement described under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Torys LLP and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP.

The Company has been advised by the Underwriters that, in connection with the Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Offered Shares to the public at a price lower than that stated above. Notwithstanding any such reduction by the Underwriters in the Offering Price, the Company will still receive net proceeds of $5.076 per Offered Share purchased by the Underwriters under the Offering. See “Plan of Distribution”.

Subscriptions will be received subject to rejection or allocation in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. Closing of the Offering is expected to occur on or about December 21, 2017 or such other date as the Company and the Underwriters may agree, but in any event not later than 42 days after the date of the receipt for this Prospectus relating to the Offering (the “Closing Date”). Registrations and transfers of the Offered Shares will be effected electronically through the non-certificated inventory (“NCI”) system administered by CDS Clearing and Depository Services Inc. (“CDS”). Beneficial owners of Offered Shares will not, except in certain limited circumstances, be entitled to receive physical certificates evidencing their ownership of Offered Shares. See “Plan of Distribution”.

An investment in the Offered Shares is subject to a number of risks that should be carefully considered by prospective investors. Prospective investors should carefully review this Prospectus, and specifically the documents incorporated by reference herein, and the risk factors set out herein and in each such document before purchasing Offered Shares. It is important for investors to consider the particular risk factors that may affect the industries in which the Company operates. The risk factors identified under the heading “Risk Factors” in this Prospectus and in the Annual Information Form (as defined herein) should be carefully reviewed and evaluated by prospective investors before making an investment decision. An investment in the Offered Shares is suitable for only those investors who are willing to risk a loss of their entire investment. See “Risk Factors”.

The principal, registered and head office of the Company is located at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

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ABOUT THIS PROSPECTUS

General Advisory

A prospective purchaser of Offered Shares should read this entire Prospectus, including the documents incorporated herein by reference, and consult its own professional advisors to assess the income tax, legal, risks and other aspects of its investment in the Offered Shares. A prospective purchaser of Offered Shares should rely only on the information contained in this Prospectus. The Company and the Underwriters have not authorized anyone to provide prospective purchasers of Offered Shares with additional or different information. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of the Offered Shares. The Company’s business, financial condition, results of operations and prospects may have changed since the date of this Prospectus. Neither the Company nor the Underwriters are making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted. For prospective purchasers of Offered Shares outside Canada, neither the Company nor the Underwriters have done anything that would permit the Offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in Canada. Prospective purchasers of Offered Shares are required to inform themselves about and to observe any restrictions relating to the Offering and the distribution of the Offered Shares under this Prospectus.

Interpretation

Unless otherwise noted or the context otherwise requires: (i) the term “cannabis” has the meaning given to the term “marihuana” under the Access to Cannabis for Medical Purposes Regulations (the “ACMPR”); and (ii) the term “Licensed Producer” means a person licensed by Health Canada under Section 35 of the ACMPR.

Market and Industry Data

Unless otherwise indicated, information contained in this Prospectus or in documents incorporated herein by reference concerning the Company’s industry and the markets in which it operates or seeks to operate is based on information from third party sources, industry reports and publications, websites and other publicly available information, and management studies and estimates. Unless otherwise indicated, the Company’s estimates are derived from publicly available information released by third party sources as well as data from the Company’s own internal research, and include assumptions which the Company believes to be reasonable based on management’s knowledge of the Company’s industry and markets. The Company’s internal research and assumptions have not been verified by any independent source, and the Company has not independently verified any third party information. While the Company believes that such third party information to be generally reliable, such information and estimates are inherently imprecise. In addition, projections, assumptions and estimates of the Company’s future performance or the future performance of the industry and markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this Prospectus and in the Annual Information Form under “Risk Factors”.

Presentation of Financial Information

The financial statements of the Company incorporated by reference in this Prospectus are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

EXCHANGE RATE INFORMATION

All references to “$”, “C$” or “Canadian dollars” included or incorporated by reference into this Prospectus refer to Canadian dollar values. References to “US$” or “United States dollars” are used to indicate United States dollar values.

The rate of exchange on December 14, 2017 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was C$1.00 equals US$0.7809 and for the conversion of United States dollars into Canadian dollars was US$1.00 equals C$1.2805.

The following table sets forth, for each of the periods indicated, the high, low and average spot rates for US$1.00 in terms of Canadian dollars, as reported by the Bank of Canada.

	Nine months ended September 30, 2017 (C$)	Nine months ended September 30, 2016 (C$)	Year ended December 31, 2017 (C$)	Year ended December 31, 2016 (C$)
High	1.3743	1.4589	1.3743	1.4589

Low	1.2128	1.2544	1.2128	1.2544

Average	1.3074	1.3218	1.3000	1.3248

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). Forward-looking statements may relate to the Offering, the use of proceeds of the Offering, the results of the completion of the Offering, the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. Some of the specific forward-looking statements in this Prospectus and in the documents incorporated by reference herein include, but are not limited to, statements with respect to: product pricing; maintaining profitability; risks inherent in the agricultural business; natural catastrophes; retail consolidation; covenant risk; dependence upon credit facilities; competition; transportation disruptions; labour; governmental regulations; product liability; key executives; uninsured and underinsured losses; vulnerability to rising energy costs; risks of regulatory change; environmental, health and safety risk, foreign exchange exposure, risks associated with cross-border trade; technological advances; accounting estimates; growth; tax risks; and risks related to the Pure Sunfarms Corp. joint venture for the production of cannabis (the “Joint Venture”), including the Joint Venture’s ability to obtain a license under the ACMPR, risks relating to conversion of the Company’s greenhouses to cannabis production, and the ability to cultivate and distribute cannabis.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs, including that the Canadian economy will remain stable over the next 12 months, that inflation will remain relatively low, that interest rates will remain stable, that tax laws remain unchanged, that conditions within the greenhouse vegetable and cannabis industries generally will be consistent with the current climate, that recreational cannabis consumption will be approved by the Canadian government on or about July 1, 2018 and that the Canadian capital markets will provide the Company with access to equity and/or debt at reasonable rates when required.

Although the forward-looking statements contained in this Prospectus and in the documents incorporated by reference herein are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including the Company’s Annual Information Form and management’s discussion and analysis that are incorporate by reference in this Prospectus.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this Prospectus and in the documents incorporated by reference herein relate only to events or information as of the date on which the statements are made in this Prospectus or the respective date of the applicable document incorporated by reference herein. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commission or similar authority in each of the provinces of Canada are specifically incorporated by reference into, and form an integral part of, this Prospectus:

the Company’s annual information form for the year ended December 31, 2016 dated March 31, 2017 (the “Annual Information Form”);

the Company’s management information circular dated May 23, 2017 in connection with the annual and special meeting of shareholders held on June 27, 2017;

the audited consolidated financial statements of the Company for the financial years ended December 31, 2016 and December 31, 2015, and the notes thereto together with the report of the independent auditors thereon;

management’s discussion and analysis of the Company dated March 31, 2017, for the audited consolidated financial statements referred to in paragraph (c) above;

the unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended September 30, 2017 and September 30, 2016, and the notes thereto;

management’s discussion and analysis of the Company dated November 13, 2017, for the unaudited condensed consolidated interim financial statements referred to in paragraph (e) above;

the Company’s material change report dated June 15, 2017 in respect of the Joint Venture;

the Company’s material change report dated December 5, 2017 in respect of the Offering; and

the template version of the term sheet for the Offering dated December 4, 2017 (the “Marketing Materials”).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document or statement that it modifies or supersedes. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus Distributions filed by the Company with the various securities commissions or similar authorities in each of the provinces of Canada pursuant to the requirements of applicable securities legislation after the date of this Prospectus and prior to the termination of this distribution of Offered Shares are deemed to be incorporated by reference in this Prospectus.

MARKETING MATERIALS

The Marketing Materials are not part of this Prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in this Prospectus or any amendment. Any “template version” of “marketing materials” (each as defined in National Instrument 41-101—General Prospectus Requirements) filed with the securities commission or similar authority in each of the provinces of Canada (except Quebec) in connection with this Offering after the date hereof but prior to the termination of the distribution of the Offered Shares under this Prospectus (including any amendments to, or an amended version of, any marketing materials) is deemed to be incorporated by reference herein.

ELIGIBILITY FOR INVESTMENT

In the opinion of Torys LLP, counsel to the Company, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”), the Offered Shares if issued on the date hereof, would be “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), deferred profit sharing plans, registered disability savings plans (“RDSPs”) and tax-free savings accounts (“TFSAs”), provided that the Offered Shares are listed on a designated stock exchange (which currently includes the TSX).

Notwithstanding that the Offered Shares may be qualified investments, a holder of a TFSA or an annuitant under an RRSP or RRIF will be subject to a penalty tax if the Offered Shares are a “prohibited investment” (as defined in subsection 207.01(1) of the Tax Act) for a trust governed by a TFSA, RRSP or RRIF. The Offered Shares will generally not be a “prohibited investment” for a trust governed by a TFSA, RRSP or RRIF for purposes of the prohibited investment rules if the holder of the TFSA or the annuitant under the RRSP or RRIF, as the case may be, deals at arm’s length with the Company for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in the Company. In addition, the Offered Shares will not be a “prohibited investment” for a TFSA, RRSP or RRIF if the Offered Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for a trust governed by such TFSA, RRSP or RRIF. Pursuant to proposed amendments to the Tax Act, the prohibited investment rules are also proposed to apply to (i) RDSPs and holders thereof, and (ii) RESPs and subscribers thereof. Prospective purchasers who intend to hold the Offered Shares in a TFSA, RRSP, RRIF, RESP or RDSP should consult their own tax advisors as to whether the Offered Shares will be a “prohibited investment” in their particular circumstances.

THE COMPANY

The Company is a corporation incorporated under the CBCA. The head and registered office of the Company and each of its Canadian subsidiaries is located at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

The Company is one of the largest and longest-operating vertically integrated greenhouse growers in North America. The Company’s vegetables are grown hydroponically (without the use of soil) in a glass enclosed, high technology environment using sophisticated computer systems to control irrigation, fertilizers, carbon dioxide, light, temperature, ventilation, humidity and other climatic factors. The Company’s tomatoes are produced by plants that have been selected for their taste, quality and other characteristics and are not genetically modified.

The Company owns and currently operates a total of seven greenhouse facilities in British Columbia and Texas.

In June 2017, the Company entered into the Joint Venture with Emerald Health Therapeutics Inc. (“Emerald”) for the objective of seeking to achieve large-scale, low-cost, high quality cannabis production. The Joint Venture was formed by way of a corporation named “Pure Sunfarms Corp.”, which is 50% owned by the Company and 50% owned by Emerald, and has the purpose of carrying on the business of the Joint Venture. Under the terms of the agreement governing the Joint Venture (the “Joint Venture Agreement”), the Company initially contributed a 1.1 million square foot greenhouse facility in Delta, British Columbia (the “Delta 3 Greenhouse”) which the Joint Venture will seek to convert to ACMPR compliant production and, if permitted by applicable laws, production for the nontherapeutic adult-use cannabis market under the proposed Cannabis Act (the “Cannabis Act”). Under the terms of the Joint Venture Agreement Emerald is contributing an aggregate of $20 million (the “Emerald Contribution”). On the formation of the Joint Venture, $2 million of the Emerald Contribution was contributed to Pure Sunfarms Corp.

The Joint Venture Agreement includes a list of material decisions (the “Material Decisions”), including, among others the decision to no longer pursue any cultivation or distribution license which Pure Sunfarms Corp. was pursuing, a decision to fundamentally change the purpose or operations of Pure Sunfarms Corp., any proposed response to investigations, audits or inspections by governmental authorities in relation to the licenses, any proposed response to proposed corrective action, voluntary or involuntary, in relation to the licenses, any proposed response to a governmental authority in connection with a threatened or actual suspension or cancellation of the licences and approval of the annual operating and capital budgets for Pure Sunfarms Corp. Material Decisions require the affirmative vote of a majority of the votes cast at a board of directors meeting, at which a quorum is present. The board of directors of Pure Sunfarms Corp. currently consists of six directors – three appointed by Emerald and three appointed by the Company. If either Emerald or the Company’s ownership interest in Pure Sunfarms Corp. falls below 35%, such entity will lose one of the board of director members appointed by it. Voting rights will also be lost if a party is in default of its obligations under the Joint Venture Agreement or in the case of a decision in respect of which a party has a conflict of interest. The Joint Venture Agreement includes customary events of default and remedies for the non-defaulting party (including a dilution mechanism). The Joint Venture Agreement also includes restrictions against transfer of the shares of Pure Sunfarms Corp., rights of first refusal, drag along rights and a buy-sell provision (the “Buy-Sell”). The Buy-Sell can only be exercised by Emerald or the Company (the “Offeror”) on or after the second anniversary of the formation of the Joint Venture if it is not in default of its obligations under the Joint Venture Agreement and: (a) the operating or capital budget for Pure Sunfarms Corp. for a subject year has not been approved by the board of directors by March 1 of such year; or (b) the board of directors is deadlocked with respect to a Material Decision. The recipient of the buy-sell notice (the “Offeree”) has 60 days to determine whether to sell its shares at the price offered in Pure Sunfarms Corp. to the Offeror or to purchase the Offeror’s shares in Pure Sunfarms Corp. at that price.

Subject to certain carve-outs in favour of Emerald, each of Emerald and the Company have committed to being the exclusive joint venture partner of the other party for all greenhouse-grown cannabis activities in Canada. It is a requirement of the Joint Venture Agreement that, should the option on the Delta 2 Greenhouse, an additional 1.1 million square foot greenhouse facility in Delta, British Columbia (the “Delta 2 Greenhouse”), or the Delta 1 Greenhouse, an additional 2.6 million square foot greenhouse facility in Delta, British Columbia (the “Delta 1 Greenhouse”), be exercised by the Joint Venture, the Delta 2 Greenhouse or the Delta 1 Greenhouse, as the case may be, would be contributed to the Joint Venture by the Company on an unencumbered basis.

On September 15, 2017, Emerald Health Botanicals Inc., a Licensed Producer under the ACMPR (License No. 10MM0005/2017), submitted an application to Health Canada for the expansion of its facilities to include a second cultivation site. The application for the second site was made in the name of Emerald Health Farms Inc., a wholly-owned and controlled subsidiary of Emerald Health Botanicals Inc., for the Delta 3 Greenhouse, located at 4431-80th Street, Delta, British Columbia. The application was subsequently accepted for review by Health Canada on September 18, 2017. The application for the second site has named a senior person in charge (“SPIC”), a responsible person in charge (“RPIC”) and an alternate responsible person in charge (“A/RPIC”) as required by the ACMPR. A quality assurance person (“QA”), who will be responsible for assuring the quality of the product that is cultivated at the site, is yet to be appointed for this second site. Security clearances for each of the SPIC, RPIC, and A/RPIC have also been submitted to Health Canada as required by the ACMPR. The pending application seeks to obtain approval for the possession, production, sale, shipping, transportation, delivery and destruction of dried cannabis, cannabis plants, seeds and fresh marihuana, with an expected production capacity of 18,750 kilograms of dried cannabis annually. There is no intent to engage in the production and sale of cannabis oil at this time. Once the second site license has been issued in the name of Emerald Health Farms Inc., the Joint Venture intends to exercise its irrevocable option to buy the shares of Emerald Health Farms Inc. for $1.00 in order to possess the issued producer license and lawfully operate the facility.

Subsequent to acceptance by Health Canada to review the pending application, the Joint Venture commenced physical conversion of the Delta 3 Greenhouse and expects to complete conversion of the first 250,000 square foot quadrant in February 2018 such that, subject to the receipt of cultivation and sales licenses from Health Canada, and subject to inspection and approval by Health Canada, it expects to begin selling dried cannabis on or before July 2018 and to have all four quadrants of the Delta 3 Greenhouse commercially producing in the fourth quarter of 2019. The Joint Venture conservatively forecasts annual production from the Delta 3 Greenhouse to be a minimum of 75,000 kilograms of dried cannabis, which it expects to achieve in 2020.

On October 26, 2017, the Canadian Securities Administrators (the “CSA”) issued CSA Staff Notice 51-352 – Issuers with U.S. Marijuana-Related Activities (the “Staff Notice”) which sets out, among other things, certain disclosure expectations of the CSA regarding issuers who have direct, indirect or ancillary involvement in the U.S. cannabis industry. The Staff Notice was issued resulting from concerns regarding the lack of a uniform national framework for cannabis regulation in the United States, which currently has a conflict between state and federal law relating to cannabis, with certain U.S. states permitting the use and sale of cannabis, notwithstanding that cannabis continues to be listed as a controlled substance under U.S. federal law. The Company and the Joint Venture do not have, and do not intend to engage in, any direct, indirect or ancillary involvement in the U.S. cannabis industry (as described in the Staff Notice) until it is federally legal to do so.

The Company’s principal operating subsidiaries are Village Farms Canada Limited Partnership, Village Farms, L.P. and VF Clean Energy, Inc. (“VFCE”). The Company, through VFCE, owns and operates a 7 megawatt power plant that generates electricity.

Further information regarding the Company and its business is set out in the Annual Information Form, which is incorporated by reference herein.

Legal History of Medical Cannabis in Canada

The Marihuana for Medical Purposes Regulations (“MMPR”) established a legal regime for licensing producers and permitting the sale of dried cannabis to registered patients pursuant to a medical document provided by a health care practitioner. The overarching purposes of the MMPR was to ensure that Canadians with a medical need could access quality-controlled cannabis grown under secure and sanitary conditions. The MMPR were repealed on August 24, 2016 and were replaced by the ACMPR as a result of a decision by the Federal Court of Canada (the “Federal Court”) in Allard v. Canada. The Federal Court held that requiring individuals to obtain cannabis only from Licensed Producers violated liberty and security rights protected by section 7 of the Canadian Charter of Rights and Freedoms. The Federal Court found that individuals who require cannabis for medical purposes did not have “reasonable access” under the MMPR regime. Accordingly, the ACMPR contemplates both access to medical cannabis through a Licensed Producer or through personal production exemptions, thereby giving patients reasonable access to, and choice of, cannabis product.

Current Applicable Regulatory Regime

The ACMPR are the current governing regulations regarding the production, sale and distribution of cannabis products, including cannabis oil, in Canada. The ACMPR provide for three possible alternatives for Canadian residents who have been authorized by their health care practitioner to access cannabis for medical purposes:

•	they can continue to access quality-controlled cannabis by registering with Licensed Producers;

•	they can register with Health Canada to produce a limited amount of cannabis for their own medical purposes (starting materials must be obtained from a Licensed Producer); or

•	they can designate someone else who is registered with Health Canada to produce cannabis on their behalf (starting materials must be obtained from a Licensed Producer).

The ACMPR sets out, among other things, the authorized activities and general responsibilities of Licensed Producers, including:

•	the requirement to obtain and maintain a licence from Health Canada prior to commencing any activities;

•	calculating the quantity of cannabis, other than dried cannabis, that is equivalent to a given quantity of dried cannabis;

•	security measures relating to facilities and personnel;

•	Good Product Practices (“GPPs”)

•	packaging, shipping, labelling, import and export and record-keeping requirements; and

•	patient registration and ordering requirements.

Authorized activities under the ACMPR include the production and sale of starting materials (i.e., cannabis seeds and plants) to those individuals who have registered to produce a limited amount of cannabis for their own medical purposes, or to have it produced by a designated person, and the ability to sell an interim supply of fresh or dried cannabis or cannabis oil to registered persons while they wait for their plants to grow. Licences and licence applications under the ACMPR consolidate the MMPR licence requirements for the production and sale of dried cannabis, the requirements for supplemental licences under the exemption in section 56 of the Controlled Drugs and Substances Act (Canada), and the new requirements for the sale of cannabis seeds and plants.

Expected Legalization of Recreational Cannabis in Canada: The Cannabis Act

In connection with the current Government of Canada’s platform advocating for the legalization and regulation of recreational cannabis in order to dismantle the illegal market and restrict access by under-age individuals, on April 13, 2017, the Government of Canada released Bill C-45 which, if implemented, would enact the Cannabis Act. The Cannabis Act would provide a licensing and permitting scheme for the production, testing, packaging, labelling, sending, delivery, transportation, sale, possession and disposal of cannabis for non-medicinal (i.e., recreational) use, to be implemented by regulations made under the Cannabis Act.

The Government of Canada has advised that it intends to bring the Cannabis Act into force no later than July, 2018. The Cannabis Act proposes to maintain separate access to cannabis for medical purposes, including providing that import and export licences and permits will only be issued in respect of cannabis for medical or scientific purposes.

On October 3, 2017, the Parliamentary Standing Committee on Health proposed amendments to the Cannabis Act including, among other things, an amendment that would permit cannabis edibles and concentrates to be sold, to come into force no later than 12 months after the Cannabis Act comes into force.

On November 10, 2017, the Government of Canada proposed that federal tax on cannabis for recreational purposes should not exceed $1 per gram or 10% of the producer’s price, whichever is higher, with retail sales taxes levied on top of that amount.

While the Cannabis Act provides for the regulation of the commercial production of cannabis for recreational purposes and related matters by the federal government, it proposes that the provinces and territories of Canada will have authority to regulate other aspects of recreational cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, places where cannabis can be consumed, and a range of other matters. To date, the Governments of Ontario, Manitoba, Alberta, New Brunswick, Québec and British Columbia have announced partial regulatory regimes for the distribution and sale of cannabis for recreational purposes within those provinces. Other provinces, namely Prince Edward Island and Nova Scotia, and the Yukon territory, have engaged in public consultation but have yet to announce a proposed approach to the sale and distribution model for recreational cannabis in their respective jurisdictions.

On November 22, 2017, Health Canada also launched public consultations (together with consultation proposals) on the proposed regulatory approach for the proposed Cannabis Act. The consultation proposals address matters with respect to licensing, security requirements for producers and their facilities, product standards and labelling and packaging, access to cannabis for medical purposes and health products containing cannabis, and will inform the drafting of regulations to the Cannabis Act. The stated priorities of the proposed regulatory approach is to protect the health and safety of Canadians while enabling a competitive legal industry made up of large and small enterprises in all regions of Canada to produce quality-controlled cannabis. The consultations are open until January 20, 2018.

RECENT DEVELOPMENTS

There have been no material developments in the business of the Company since September 30, 2017, the date of the Company’s unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2017 and September 30, 2016, which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

USE OF PROCEEDS

The estimated net proceeds to the Company from the Offering, after deducting the Underwriters’ Fee and the expenses of the Offering (estimated to be $290,000), will be approximately $12.4 million. The Company intends to use the net proceeds of the Offering: (i) to repay a portion of the Company’s term loan with a Canadian creditor, which will permit the Company to remove the Delta 2 Greenhouse as collateral against such term loan, and (ii) for working capital and general corporate purposes, including to fund growth opportunities that may arise in respect of the Company’s business over time. The Company has not determined how the funds will be spent as any decisions in respect thereof will be dependent upon market conditions and competitive pressures which may evolve and develop in the future.

It is a requirement of the Joint Venture Agreement that, should the option on the Delta 2 Greenhouse be exercised by the Joint Venture, the Delta 2 Greenhouse be contributed to the Joint Venture on an unencumbered basis. The Company’s term loan, of which approximately US$43 million remains outstanding as of the date hereof, was initially incurred to finance certain of the Company’s greenhouse facilities. The Company intends to use approximately US$4 million of the net proceeds of the Offering to repay a portion of its term loan.

The Company currently intends to expend the net proceeds of the Offering in accordance with the foregoing. However, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary by the Company.

MATERIAL CHANGES TO CONSOLIDATED CAPITALIZATION

The following table sets forth the Company’s consolidated capitalization as at September 30, 2017, (i) on an actual historical basis, and (ii) on a pro forma basis after giving effect to the Offering and the expected use of proceeds of the Offering as discussed under “Use of Proceeds” (collectively, the “Adjustments”).

	As at September 30, 2017	As at September 30, 2017, after giving effect to the Adjustments(1)
	Historical	Pro Forma
	(in thousands of U.S. dollars)	(in thousands of U.S. dollars)
Total Shareholders’ equity	70,901	80,545
Current Indebtedness
Operating Loan	3,000	—
Current Maturities of Long-Term Debt	3,337	3,337
Current Maturities of Capital Lease Obligations	73	73
Non-Current Liabilities
Long-Term Debt	39,684	35,684
Long-Term Maturities of Capital Lease Obligations	197	197

Total Capitalization	117,192	119,836

Notes:

(1)	The figures presented in the above-noted pro forma column reflect an exchange rate of US$1= C$1.2858.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Shares. The Company is authorized to issue an unlimited number of Shares, an unlimited number of preferred shares (“Preferred Shares”) and an unlimited number of special voting shares (“Special Shares”), of which 39,532,612 Shares, no Preferred Shares and no Special Shares were issued and outstanding as of the close of business on December 14, 2017.

Shares

Each Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per Share at such meetings (other than meetings at which only the holders of another class of shares are entitled to vote separately as a class). The Shares entitle the holders thereof to receive, in any year, dividends on the Shares as and when declared by the board of directors of the Company, provided that payment of such dividends is not prohibited under law and after payment of any applicable amounts to which holders of any Preferred Shares may be entitled. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after payment of or other proper provision for all of the liabilities of the Company and the payment of any amounts payable to holders of the Preferred Shares, the holders of the Shares will be entitled to share pro rata in all remaining property or assets of the Company.

The ability of a beneficial owner of Shares to pledge such Shares or otherwise take action with respect to such shareholder’s interest in such Shares (other than through a CDS Participant) may be limited due to the lack of a physical Share certificate. The Company has the option to terminate the registration of the Shares through the book-entry system in which case definitive certificates for the Shares in fully registered form would be issued to beneficial owners of such Shares or their nominees.

The Company has no current plans to pay dividends as it is growth focused. The amount of any dividends payable by the Company will be at the discretion of the board of directors of the Company and may vary depending on, among other things, the Company’s earnings, financial requirements for the Company’s operations, growth opportunities, debt covenants, the satisfaction of the solvency tests imposed by the CBCA for declaration and payment of dividends and the conditions existing from time to time.

Preferred Shares

The Company’s board of directors will fix the number of Preferred Shares, as well as the designation, rights, privileges, restrictions and conditions for each series of Preferred Shares that may be issued, subject to the Company filing the applicable articles of amendment under the CBCA. Preferred Shares will have preference over Shares with respect to the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, be it voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. Preferred Shares will have no right to vote on shareholder matters, subject to certain exceptions. No changes to the provisions of the Preferred Shares may be made without the approval of the holders of the Preferred Shares.

Special Shares

The holders of Special Shares are entitled to one vote for each Special Share held at all meetings of shareholders of the Company other than meetings at which only the holders of another class of shares are entitled to vote separately as a class; provided that in no event shall the votes attached to the Special Shares exceed 45% of the votes otherwise attached to the Shares and Special Shares then outstanding. In certain circumstances, the holders of Special Shares will not be entitled to vote separately as a class and will not be entitled to dissent. The holders of Special Shares will not be entitled to share in any distribution of the property or assets of the Company upon the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs. The provisions of the Special Shares cannot be modified by the Company without first obtaining, by separate affirmative vote, two-thirds of the votes cast at a meeting of the holders of the shares of such class.

The holders of Special Shares are not entitled to receive any dividends. The Company has redeemed all of the Special Shares that were previously issued and outstanding.

Further information relating to the Shares, the Preferred Shares and the Special Shares is set out in the Annual Information Form, which is incorporated by reference herein.

PLAN OF DISTRIBUTION

Pursuant to an underwriting agreement dated December 8, 2017 between the Company and the Underwriters (the “Underwriting Agreement”), the Company has agreed to sell and the Underwriters have severally agreed to purchase on the Closing Date, an aggregate of 2,500,000 Offered Shares at a purchase price of $5.40 per Offered Share, payable in cash to the Company by the Underwriters against delivery of the Offered Shares for aggregate gross proceeds of $13,500,000. The Underwriters will receive an aggregate fee of $810,000 (or 6.0% of the gross proceeds of the Offering). The Offering Price of the Offered Shares was determined by negotiation between the Company and the Underwriters.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers to the Underwriters for the Offered Shares is less than the price paid by the Underwriters to the Company.

The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion pursuant to standard “regulatory out”, “material change out”, “disaster out” and “breach of agreement out” provisions and upon the occurrence of certain other stated events. The Underwriters are, however, severally obligated to take up and pay for all of the Offered Shares that they have agreed to purchase if any of the Offered Shares are purchased under the Underwriting Agreement.

The TSX has conditionally approved the listing of the Offered Shares on the TSX. Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before March 8, 2018.

Pursuant to the amended and restated securityholders’ agreement dated December 31, 2009, between, among others, the Company and Michael DeGiglio (the “Securityholders’ Agreement”), Michael DeGiglio has waived his pre-emptive rights in connection with the Offering. No other person currently holds any pre-emptive rights under the Securityholders’ Agreement or any other agreement with the Company.

Under the Underwriting Agreement, the Company has agreed that it will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, issue or sell (or agree or announce any such agreement to issue or sell), directly or indirectly (except in certain limited circumstances), any equity securities or other securities convertible into or exchangeable for equity securities, for the period up to and including 90 days after the Closing Date. In addition, under the Underwriting Agreement, each of the directors and officers of the Company has agreed that he or she will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, sell (or agree or announce any such agreement to sell), directly or indirectly (except in certain limited circumstances), any Shares or other securities convertible into or exchangeable for Shares, for the period up to and including 90 days after the Closing Date, other than pursuant to a bona fide take-over bid or similar transaction made generally to all shareholders of the Company and the sale of Shares issued pursuant to the exercise of vested stock option or performance shares issued prior to December 3, 2017.

The Offered Shares have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state of the United States and, accordingly, may not be offered, sold or delivered, directly or indirectly, in the United States except in accordance with the Underwriting Agreement and pursuant to an exemption from registration under the U.S. Securities Act and applicable U.S. state securities laws.

In addition, until 40 days after the commencement of the Offering, an offer or sale of the Offered Shares within the United States by any dealer (whether or not participating in the Offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in accordance with an exemption from registration under the U.S. Securities Act.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The Offering will be conducted under the NCI system. Offered Shares registered in the name of CDS or its nominee will be deposited electronically with CDS on an NCI basis at closing. A subscriber who purchases Offered Shares will generally only receive a customer confirmation from the registered dealer from or through whom Offered Shares are purchased and who is a CDS participant.

In accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the TSX, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. As a result of these activities, the price of the Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time.

PRIOR SALES

The Company has not completed any sales of Shares, or securities convertible or exchangeable into Shares, during the 12-month period preceding the date of this Prospectus, except as described below:

Date Issued	Number of Securities Issued	Issue Price Per Security	Nature of Issuance
June 15, 2017	25,000	$1.10	Option Exercise
June 16, 2017	8,334	$0.83	Option Exercise
June 29, 2017	190,000	$2.26	Performance Shares
June 30, 2017	40,000	$2.22	Performance Shares
August 1, 2017	20,000	$2.01	Performance Shares
September 6, 2017	8,000	$1.90	Performance Shares
October 2, 2017	25,000	$0.70	Option Exercise
November 14, 2017	300,000	$3.80	Performance Shares
November 14, 2017	25,000	$0.70	Option Exercise
December 1, 2017	8,333	$0.83	Option Exercise

PRICE RANGE AND TRADING VOLUME OF THE SHARES

The Shares of the Company are listed on the TSX under the symbol “VFF”. The following table sets forth the market price ranges and trading volumes of the Shares on the TSX for the 12-month period prior to the date of this Prospectus, as reported by the TSX:

	High ($)	Low ($)	Volume
2016
December	1.45	1.30	887,669
2017
January	1.59	1.32	658,856
February	1.80	1.50	647,180
March	1.85	1.58	364,122
April	1.99	1.77	331,347
May	1.98	1.60	137,863
June	2.84	1.74	1,093,619
July	2.21	1.88	382,950

	High ($)	Low ($)	Volume
August	2.14	1.87	415,464
September	2.90	1.87	960,869
October	4.15	2.62	3,089,304
November	6.25	3.55	4,309,894
December 1-14	7.19	5.41	2,755,320

RISK FACTORS

An investment in the Offered Shares is subject to a number of risks, including those set forth herein and in the Company’s Annual Information Form and management’s discussion and analysis for the year ended December 31, 2016 and for the three and nine months ended September 30, 2017 and September 30, 2016, all of which are incorporated by reference herein. Prospective investors should carefully consider these risks, in addition to information contained in this Prospectus and the information incorporated by reference herein, before purchasing Offered Shares. If any of these or other risks occur, the Company’s business, prospects, financial condition, results of operations and cash flows could be materially and adversely impacted. In that case, the trading price of the Offered Shares could decline and investors could lose all or part of their investment in the Offered Shares. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the below described risks or other unforeseen risks. Additional risks and uncertainties not currently known to the Company, or that are currently deemed immaterial, may also materially and adversely affect the Company’s business prospects, financial condition, results of operations or cash flows.

Reliance on Licenses

The Joint Venture’s ability to grow, store and sell cannabis in Canada is solely dependent on its ability to obtain a license to cultivate cannabis under the ACMPR (a “License”) for each of the greenhouses at which it proposes to grow cannabis. Moreover, the introduction of the Cannabis Act, expected to come into force in July 2018, is expected to change the licensing requirements required to operate a cannabis cultivation facility and conducted additional licensed activities. Under the new Cannabis Act, the Joint Venture and the Company may be required to obtain discreet licenses for each licensable activity including cultivation, processing, testing, sale and distribution. Once obtained, each License is subject to ongoing compliance and reporting requirements. Failure to comply with the requirements of a License or any failure to maintain such License would have a material adverse impact on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company. Emerald Health Farms Inc., a wholly-owned subsidiary of Emerald is in the process of applying for a License, and once the License has been issued in the name of Emerald Health Farms Inc., the Joint Venture intends to exercise its option to buy the shares of Emerald Health Farms Inc. in order to possess the License and lawfully operate the facility. Although the Company believes the Joint Venture will obtain any required Licenses and meet the requirements for extension of any License, there can be no guarantee that any License will be granted, extended or renewed, or if it is extended or renewed, that it will be extended or renewed on the same or similar terms. Should a License not be granted, extended or renewed or should it be renewed on different terms, the business, prospects, financial condition, results of the operation and cash flows of the Joint Venture and the Company would be materially adversely affected. In addition, should Health Canada have concerns about the change of shareholder status of Emerald Health Farms Inc. upon the Joint Venture exercising its option to buy the shares of Emerald Health Farms Inc., such that the License cannot be lawfully possessed by the Joint Venture, the business, prospects, financial condition, results of the operation and cash flows of the Joint Venture and the Company would be materially adversely affected.

Regulatory Risks

The activities of the Joint Venture are subject to regulation by governmental authorities, particularly under the ACMPR. Achievement of the Joint Venture’s business objectives are contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. Neither the Company nor the Joint Venture can predict the time required to secure all appropriate regulatory approvals for the Joint Venture or its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain, regulatory approvals would significantly delay the development of products and could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

The commercial cannabis industry is a new industry in Canada and the Company anticipates that regulations governing the industry will be subject to change. In addition, the proposed Cannabis Act is not yet in force and the regulations to the Cannabis Act have not yet been published. The operations of the Joint Venture will be subject to a variety of laws, regulations, guidelines and policies relating to the manufacture, processing, import, export, management, packaging/labelling, advertising, sale, transportation, storage and disposal of cannabis but also laws and regulations relating to drugs, controlled substances, health and safety, land use, the conduct of operations and the protection of the environment. Any changes to such laws, regulations, guidelines and policies may have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Additionally, although neither the Company nor the Joint Venture has any cannabis-related operations in the United States, as certain members of the Company’s management team are located in the United States, the Company and the Joint Venture may be subject to risks with respect to changes in cannabis regulation and enforcement in the United States. Any changes in the United States regulatory regime, or the scope and extent of the enforcement thereof, could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Unfavourable Publicity or Consumer Perception

The Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Joint Venture’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Joint Venture’s products and the business, prospects, results of operations, financial condition and cash flows of the Joint Venture and the Company. The Joint Venture’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Joint Venture, the demand for the Joint Venture’s products, and the business, prospects, results of operations, financial condition and cash flows of the Joint Venture and the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Joint Venture’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect on the Joint Venture and the Company. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed. Such adverse publicity reports or other media attention may also impact the Company’s reputation.

Competition

The Joint Venture may face increased competition from other Licensed Producers as the cannabis industry matures. Increased competition from larger and/or better-financed competitors could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company. In addition, there may be pressure for industry consolidation creating larger companies with increased scope. To date, Health Canada has only issued a limited number of licenses under the ACMPR. However, there are a very large number of pending applications for licenses. If demand for cannabis production increases, the Company expects competition to increase, as current and future competitors will begin to offer an increasing number of diversified products. A significant increase in the number of licenses granted could have a material adverse impact on the operations of the Joint Venture. The Joint Venture will require continued investment in research and development, marketing, sales and client support efforts to remain competitive. The Joint Venture and the Company may not have sufficient resources to meet such investment needs which could materially adversely affect the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Risks Inherent in an Agricultural Business

The Joint Venture’s business involves the growing of cannabis, an agricultural product. Such business will be subject to the risks inherent in any agricultural business, such as insects, plant diseases, shortage of qualified labour and similar agricultural risks. Although the Joint Venture will be growing in a controlled environment with climate controlled systems in place, there can be no assurance that natural elements or labour issues will not have a material adverse effect on any such future production, the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Risks Related to the Joint Venture

The Company’s future cash flows, earnings, results of operations and financial condition will in part depend on the Company retaining its ownership interest in the Joint Venture. Under the Joint Venture Agreement, either the Company or Emerald may exercise the Buy-Sell effective on or after June 6, 2019 in certain circumstances, which could result in the Company having to either sell all of its interest in the Joint Venture or acquire all of Emerald’s interest in the Joint Venture. In addition, any dilution of the Company’s interest in the Joint Venture would adversely affect the amount of revenue the Company can derive from the Joint Venture.

The success of the Joint Venture depends on the Company and Emerald maintaining a cooperative working relationship. Since each of Emerald and the Company control half of the board of directors of the Joint Venture, the Company relies on Emerald as an equal partner in the Joint Venture. Any strain on, or breakdown of, the working relationship between the Company and Emerald could adversely affect the governance and operations of the Joint Venture. Since the Buy-Sell becomes effective on or after June 6, 2019 and upon a deadlock of the board of directors of the Joint Venture with respect to Material Decisions or the inability of the board of directors of the Joint Venture to pass an annual budget within a specified timeframe, any breakdown in the relationship between Emerald and the Company may ultimately result in the exercise of the Buy-Sell provision. If the Company is required to sell its interest in the Joint Venture pursuant to the Buy-Sell, this would result in a material adverse effect on the Company’s business, prospects, financial condition, results of operations and cash flows.

Reliance on a Single Facility

To date, the Joint Venture’s activities and resources have been primarily focused on the Delta 3 Greenhouse. The Joint Venture expects to continue the focus on this facility for the foreseeable future. Adverse changes or developments affecting the existing facility could have a material adverse effect on the Joint Venture’s ability to continue producing cannabis and the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Conversion of Facility

The conversion of the Delta Greenhouse 3 is subject to Health Canada regulatory approvals. There is also no guarantee that Health Canada will approve the Delta 3 Greenhouse in a timely fashion, or at all. The delay or denial of such approvals would have a material adverse impact on the business of the Joint Venture and the Company, and may result in the Joint Venture not meeting anticipated or future demand when it arises.

Limited Operating History in the Cannabis Industry

The Joint Venture has yet to generate a profit from its operations. The Joint Venture is therefore subject to many of the risks common to early-stage enterprises, including limitations with respect to personnel, financial, and other resources and lack of significant revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment from the operations of the Joint Venture and the likelihood of success must be considered in light of the early stage of operations.

Failure to Realize Growth Strategy

There are risks associated with the Company’s growth strategy, and such strategies may not succeed, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors as well as delays in obtaining, or conditions imposed by, regulatory approvals and quality control and health concerns. As a result, there is a risk that the Company may not have the capacity to meet customer demand or to meet future demand when it arises. If the Company cannot manage growth in the cannabis industry effectively it may have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Research and Development and Product Obsolescence

Rapidly changing markets, technology, emerging industry standards and frequent introduction of new products characterize the Joint Venture’s business. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render the Joint Venture’s cannabis products obsolete, less competitive or less marketable. The process of developing the Joint Venture’s products is complex and requires significant continuing costs, development efforts and third party commitments. The Joint Venture’s failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company. The Joint Venture may be unable to anticipate changes in its potential customer requirements that could make the Joint Venture’s existing technology obsolete. The Joint Venture’s success will depend, in part, on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of the Joint Venture’s proprietary technology entails significant technical and business risks. The Joint Venture may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its businesses to evolving customer or medical requirements or preferences or emerging industry standards. This may have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Product Liability

As the Joint Venture’s products are designed to be ingested by humans, the Joint Venture and the Company face a risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of the Joint Venture’s cannabis products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Joint Venture’s cannabis products alone or in combination with other medications or substances could occur. The Joint Venture may be subject to various product liability claims, including, among others, that the Joint Venture’s products caused injury or illness and that the Joint Venture provided inadequate instructions for use or inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Joint Venture could result in increased costs, could adversely affect the Joint Venture’s and the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company. There can be no assurance that the Joint Venture will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Joint Venture’s potential products.

Product Recalls

Manufacturers of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of the Joint Venture’s cannabis products are recalled due to an alleged product defect or for any other reason, the Joint Venture could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Joint Venture may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Joint Venture will put in place detailed procedures for testing its cannabis products before production of cannabis products begin, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for the Joint Venture’s products and could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company. Additionally, product recalls may lead to increased scrutiny of the Joint Venture’s operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Fluctuating Prices of Raw Materials

The Joint Venture’s revenues will in large part be derived from the production, sale and distribution of cannabis. The price of production, sale and distribution of cannabis will fluctuate widely due to, among other factors, how young the cannabis industry is and the impact of numerous factors beyond the control of the Joint Venture and the Company including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. The effect of these factors on the price of product produced by the Joint Venture and, therefore, the economic viability of the Joint Venture’s business, cannot accurately be predicted. This may have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the Joint Venture and the Company.

Environmental Regulations and Risks

The Joint Venture’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Joint Venture’s operations. Government approvals and permits are currently, and may in the future be, required in connection with the Joint Venture’s operations. To the extent such approvals are required and not obtained, the Joint Venture may be curtailed or prohibited from its proposed production of cannabis or from proceeding with the development of its operations as currently proposed. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Joint Venture and the Company may be required to compensate those suffering loss or damage by reason of the Joint Venture’s operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing the production of cannabis, or more stringent implementation thereof, could have a material adverse impact on the Joint Venture and the Company, and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Risks Related to the Offering

Return on Investment is Not Guaranteed

There can be no assurance regarding the amount of income to be generated by the Company. The Offered Shares are equity securities of the Company and are not fixed income securities. Unlike fixed income securities, there is no obligation of the Company to distribute to shareholders a fixed amount or any amount at all, or to return the initial purchase price of a Offered Share on any date in the future. The market value of the Shares may deteriorate if the Company is unable to generate sufficient positive returns, and that deterioration may be significant.

Potential Volatility of Share Price

The market price for Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following: (i) actual or anticipated fluctuations in the Company’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to the Company; (iv) addition or departure of the Company’s executive officers and other key personnel; (v) release or expiration of lock-up or other transfer restrictions on outstanding Shares; (vi) sales or perceived sales of additional Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of the Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to satisfy such criteria may result in limited or no investment in the Shares by those institutions, which could materially adversely affect the trading price of the Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, the Company’s operations and the trading price of the Shares may be materially adversely effected.

Dilution

The number of Shares that the Company is authorized to issue is unlimited. The Company may, in its sole discretion, issue additional Shares from time to time subject to the rules of any applicable stock exchange on which the Shares are then listed and applicable securities law. The issuance of any additional Shares may have a dilutive effect on the interests of holders of Offered Shares. To the extent that any of the net proceeds of the Offering remain un-invested pending their use, or are used to pay down existing indebtedness with a low interest rate, the Offering may result in substantial dilution on a per Share basis to the Company’s net income and certain other financial measures used by the Company.

Market Discount

The price of the Shares will fluctuate with market conditions and other factors. If a holder of Offered Shares sells its Offered Shares, the price received may be more or less than the original investment. The Shares may trade at a discount from their book value. The Offered Shares may trade at a price that is less than the Offering Price. This risk may be greater for investors who sell their Offered Shares relatively shortly after closing of the Offering.

Use of Proceeds

The Company intends to use the net proceeds from the Offering as described under “Use of Proceeds”. However, management will have discretion in the actual application of the proceeds, and may elect to allocate proceeds differently from that described under “Use of Proceeds” if it believes that it would be in the best interests of the Company to do so or if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on the business of the Company.

LEGAL MATTERS

Certain legal matters in connection with the issue and sale of the Offered Shares offered by this Prospectus will be passed upon at the date of closing of the Offering on behalf of the Company by Torys LLP and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP. As of the date hereof, Torys LLP, as a group, and Fasken Martineau DuMoulin LLP, as a group, respectively beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

AUDITORS AND TRANSFER AGENT AND REGISTRAR

PricewaterhouseCoopers LLP are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

The transfer agent and registrar for the Offered Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia or Toronto, Ontario.

AGENT FOR SERVICE OF PROCESS

Michael A. DeGiglio, John P. Henry, David Holewinski, Stephen C. Ruffini and Dr. Roberta Cook (the “Non-Resident Persons”) are each directors and/or officers of the Company who reside outside of Canada. Each of the Non-Resident Persons has appointed the Company as their agent for service of process. The Company’s address for service of process is 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CERTIFICATE OF THE COMPANY

Dated:    December 15, 2017

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of all provinces of Canada, except Quebec.

VILLAGE FARMS INTERNATIONAL, INC.

By: (Signed) MICHAEL A. DEGIGLIO	By: (Signed) STEPHEN C. RUFFINI
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

By: (Signed) JOHN P. HENRY	By: (Signed) DAVID L. HOLEWINSKI
Director	Director

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CERTIFICATE OF THE UNDERWRITERS

Dated:    December 15, 2017

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of all provinces of Canada, except Quebec.

BEACON SECURITIES LIMITED

By: (Signed) MARIO MARUZZO

Managing Director, Investment Banking

ECHELON WEALTH PARTNERS INC.

By: (Signed) DAVID ANDERSON

Head of Investment Banking

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